CONFIDENTIAL
Exhibit 19.1
CORNERSTONE BUILDING BRANDS, INC.
[INSIDER TRADING POLICIES AND PROCEDURES]
I.INSIDER TRADING POLICY
A.Introduction
As an officer, director or employee of Cornerstone Building Brands, Inc. (as referred to herein, the “Company” and “Cornerstone”) and its subsidiaries, you from time to time may know or have access to information about the Company that is important from an investment standpoint but not generally known by the public. At such times, federal and state securities laws (collectively, “Insider Trading Laws”) not only prohibit you from trading in the Company’s securities but also regulate the persons to whom and the manner in which this Material Nonpublic Information (as defined in Section F herein) can be disseminated. This Cornerstone Building Brands, Inc. [Insider Trading Policies and Procedures] (this “Policy”) was specifically formulated to provide guidelines to assist you in avoiding personal liability and to protect the Company from incurring liabilities for violations of Insider Trading Laws.
B.Applicability
This Policy applies to you and (i) your family members (spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law) who share your home, (ii) anyone else (other than domestic employees or tenants) who shares your home, (iii) any family members who do not share your home but whose transactions in the Company’s stock, debentures, warrants or other securities, including derivative securities (the “Company Securities”), are directed by you or are subject to your influence or control and (iv) any entities that you or the persons described in the foregoing clauses (i)-(iii) control or manage (including corporations, limited liability companies, partnerships and trusts), but excluding for all purposes and requirements of this Policy, investment funds and their managers with which you or the persons described in the foregoing clauses (i)-(iii) are associated as an employee, control person, manager, partner, director, officer, affiliate, investor or otherwise (each and collectively, “Restricted Affiliates”). You are responsible for making sure that each of your Restricted Affiliates complies with this Policy. This Policy only provides guidelines, and you are still ultimately responsible for ensuring that you and your Restricted Affiliates do not violate Insider Trading Laws or this Policy.
C.Policy Prohibitions
This Policy prohibits (i) trading when you are aware of Material Nonpublic Information, (ii) “tipping” of Material Nonpublic Information and (iii) short sales. These prohibitions apply to all of the Company’s directors, officers and employees, as well as any person designated by the Company’s General Counsel as being subject to these procedures. Additionally, these prohibitions apply to your Restricted Affiliates because regulatory authorities may presume that trading by your Restricted Affiliates is based on Material Nonpublic Information that you supplied, and these authorities may treat any such trades as if you had executed the trades yourself.

These restrictions will continue to apply to you and your Restricted Affiliates after the termination of your employment by or service to the Company for so long as you are aware of Material Nonpublic Information about the Company or any other company that you obtained during your employment by or service to the Company.

You and your Restricted Affiliates are not excused from this Policy because of a personal financial emergency or any other event. There are no exceptions to this Policy, except as expressly provided herein.
1.Awareness of Material Nonpublic Information
You and your Restricted Affiliates may not engage in any transaction involving the purchase or sale of Company Securities, either directly, indirectly, through or on behalf of other persons or entities at any time:
(i) during which you or your Restricted Affiliates are aware of Material Nonpublic Information about the Company or its subsidiaries, and
(ii) for a period ending after the close of trading on the first full trading day of the Company Securities after the Material Nonpublic Information has been released to the public. This one trading-day period allows the information to be fully disseminated to the public.
Additionally, if, in the course of working for Cornerstone, you learn of Material Nonpublic Information about a company with which Cornerstone does business or proposes to do business, including any tenant, operator or supplier, or with whom Cornerstone proposes to engage in an acquisition or other transaction, you and your Restricted Affiliates may not engage in any transaction involving the purchase or sale of stock, debentures, warrants or other securities of that company, either directly, indirectly, through or on behalf of other persons or entities until the information becomes public or is no longer material.
2.No “Tipping” of Material Nonpublic Information
You may not disclose or “tip” Material Nonpublic Information to another person, including, without limitation, family members, friends and co-workers (except as may be required by the co-worker’s job position). This includes refraining from making purchase, sell or hold recommendations to anyone about Cornerstone or any other company while you are aware of Material Nonpublic Information. This practice is commonly known as “tipping,” which violates Insider Trading Laws and can result in the same civil and criminal penalties that apply if you or any of your Restricted Affiliates engaged in insider trading directly.
3.No Short Sales
You may not make any short sale (including any short against the box) in Company Securities. Short sales of Company Securities may evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller lacks confidence in Cornerstone’s prospects.

D.Black-Out Period
If you are (i) a director or Executive Officer (defined below) of the Company or (ii) a person who is designated by the Company’s General Counsel from time to time to be subject to this Section D, you and your Restricted Affiliates may not engage in any transaction involving the purchase or sale of Company Securities, either directly, indirectly, through or on behalf of other persons or entities during the following time periods:
1.Quarterly Black-Outs. The period beginning on the end of each fiscal quarter through the close of the first full business day after release of that quarter’s financial results to the public (the “Quarterly Black-Out Period”). For example, if the Company announces on January 28th its results for a fiscal quarter ending on December 31st, the Black-Out Period for such fiscal quarter would begin on December 31st and end one full business day after January 28th.
2.Event-Specific Black-Outs. Any period designated by the Company’s General Counsel from time to time (the “Event-Specific Black-Out Period,” and together with the Quarterly Black-Out Period, the “Black-Out Period”). On occasion, certain Material Nonpublic Information may exist that necessitates the imposition of an Event-Specific Black-Out Period. If the Company’s General Counsel imposes an Event-Specific Black-Out Period to which you are subject, the Company will notify you when the Event-Specific Black-Out Period begins, when such period ends and the securities and transactions to which it applies.
The Black-Out Period is intended to remove any appearance that you or your Restricted Affiliates may have traded based on Material Nonpublic Information concerning the Company’s financial results. You are presumed to possess Material Nonpublic Information about the Company’s financial results during the Black-Out Period. For purposes of this Section D, gifts will be treated as sales of Company Securities and thus will be subject to this Section D; provided, however, bona fide year-end gifts to tax qualified charitable institutions that are not controlled by you or your Restricted Affiliates and for which you or your Restricted Affiliates do not act as a director, trustee or executive officer are not subject to this Section D so long as you or your Restricted Affiliates receive preclearance, pursuant to Section E herein, prior to making such bona fide year-end gifts.
“Executive Officer” means any person appointed by the Board from time to time to serve in such capacity. A list of Executive Officers will be maintained and updated by the General Counsel from time to time, and the General Counsel will notify any person who is designated as an Executive Officer.
E.Preclearance Procedures
If you are a director or Executive Officer of the Company, you should submit a request in writing (e-mail acceptable) for preclearance to the Company’s Legal Department at least two business days before you or any of your Restricted Affiliates place a buy or sell order or otherwise commit to complete a trade in Company Securities, including initiating any written plan or other arrangement for trading Company Securities. The Company’s Legal Department is under no obligation to approve a transaction submitted for preclearance and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. The preclearance procedures in this Section E apply regardless of whether the contemplated trade will occur during a Black-Out Period. Any preclearance approval provided by the Legal Department will only be effective through the close of business on the fifth business day following such approval; provided, however, the preclearance may be revoked upon notice by the Legal Department, and if you become aware of Material Nonpublic Information before the trade is executed, the preclearance is void and the trade must not be completed. After the fifth business day, if the trade has not occurred, you must again contact the Legal Department for preapproval of the trade.
F.Material Nonpublic Information
In general, nonpublic information is “material” if its disclosure to the public would affect an investor’s decision to purchase or sell Company Securities (“Material Nonpublic Information”). In most cases, information concerning the following events relating to the Company or its subsidiaries should be presumed to be “material”:
•Changes in previously disclosed financial information.
•Mergers, acquisitions or takeovers.
•Proposed issuances of new securities.
•Changes to the Company’s indebtedness.
•Significant changes in operations.
•Significant increases or declines in backlog orders or the award or execution of a significant new contract.
•Significant new products to be introduced.
•Major litigation.
•Financial liquidity issues.
•Significant changes in senior management.
•The purchase or sale of substantial assets.
•Any nonpublic information (even information not exclusively relating to the business of the Company or its affiliates) that could reasonably be expected to affect the price of Company Securities.
G.Persons to Whom You May Disseminate Material Nonpublic Information
Material Nonpublic Information may be provided to certain persons affiliated or doing business with the Company, but only to the extent reasonably necessary under the circumstances. These persons can be classified as one of the following:

•An officer, director or employee of the Company if disclosure of Material Nonpublic Information to such person is required by such person’s job position.
•An attorney, accountant, commercial banker, investment banker or consultant employed by the Company if disclosure of Material Nonpublic Information to such person is required by such person’s function.
•A person or a representative from any company engaged in, or negotiating to engage in, a business transaction with the Company, so long as he or she has executed a confidentiality agreement.
If you have any doubt about the propriety of disclosing information to any of the foregoing, or about what you can disclose, you should contact the Company’s General Counsel.
H.Exceptions
The prohibitions in Sections C and D of this Policy do not apply to the purchase or sale of Company Securities pursuant to a pre-approved trading plan that are 10b5-1 Plans (as described in Section I herein).
I.10b5-1 Plans
Rule 10b5-1, as promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, provides a defense from insider trading liability under SEC Rule 10b-5. To be eligible for this defense, an insider may enter into a “10b5-1 Plan” for trading in Company Securities. If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions.
Any insider’s 10b5-1 Plan must (A) be in writing and in a form acceptable to the Company; (B) be approved in writing by the Company’s General Counsel prior to the plan being entered into; (C) contain such terms and conditions as may be required by Rule 10b5-1; (D) be entered into and operated in compliance with Rule 10b5-1; and (E) not be entered into during a blackout period or when the insider is in possession of material nonpublic information. Any amendment or termination of an insider’s 10b5-1 Plan must also be approved by the Company’s General Counsel.
Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
J.Quiet Period
The Company will observe a “Quiet Period” during which no directors, officers or employees of the Company shall publicly comment on the financial outlook of the Company without prior approval of the Company’s General Counsel. For example, during the Quiet Period no director, officer or employee of the Company shall comment on the Company’s financial results, business outlook, strategy or other material matters without prior approval of the

Company’s General Counsel. To ensure Material Nonpublic Information is not communicated in violation of Regulation FD, during the Quiet Period, communications with investors and securities analysts will be strictly limited absent such prior approval. Unless the Company’s General Counsel determines otherwise, the length of the Quiet Period shall be the same as that of the Quarterly Black-Out Period (as defined in Section D herein).
K.Responding to Questions or Comments from Other Outsiders
If a person who is not affiliated with the Company asks questions relating to or makes comments regarding Material Nonpublic Information, you are to respond by stating that you have no comment. Caution must especially be used when receiving inquiries from securities analysts, companies in the same business and members of the press. All such inquiries should be referred to the Vice President of Investor Relations.
L.Questions
If you ever have questions regarding whether particular information should be classified as Material Nonpublic Information, or whether it is appropriate to discuss particular matters with particular individuals, please contact the Legal Department of the Company.
M.Penalties
The penalties for violating Insider Trading Laws and this Policy are severe. Failure to follow this Policy could be grounds for immediate dismissal. In addition, you could be subject to penalties imposed by regulatory authorities. For example, if you violate federal insider trading laws, you may have to (i) pay civil fines of up to three times the profit gained or loss avoided by such violation, (ii) pay criminal fines of up to $5 million per violation and (iii) serve a jail sentence of up to 20 years per violation. The duty to safeguard the Company’s Material Nonpublic Information continues after a director, officer or employee is no longer associated with the Company.
As a consequence of an individual’s insider trading violations, the Company could be subject to (i) fines of up to three times the profit gained or loss avoided by such violation, (ii) a substantial additional civil fine and (iii) criminal fines of up to $25 million. The Company could be forced to disclose Material Nonpublic Information, which could damage our competitive position, jeopardize important or strategic plans and threaten or eliminate strategic business opportunities.
II.HEDGING AND PLEDGING
The following sets forth the restrictions on pledging activity and hedging activity applicable to Executive Officers and non-employee directors of the Company.
Policy on Pledging of Securities. Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Cornerstone securities pursuant to a Black-Out Period restriction. Therefore, Executive Officers and non-employee directors are prohibited from pledging Company Securities as collateral for a loan. Pledges in effect at the date of the adoption of the Policy are to be unwound over a reasonable period of time so as to avoid undue financial burden.
Policy on Hedging of Securities. Executive officers and non-employee directors are prohibited from engaging in hedging transactions involving Company Securities owned by them. This prohibition includes covered calls, collar transactions, other derivative securities or similar offsetting transactions. Any questions about this Policy should be directed to the Company’s General Counsel.
III.[Intentionally Omitted]